EXHIBIT 10.2

STOCK OPTION GRANT AGREEMENT

This Stock Option Grant Agreement (“Grant Agreement”) together with the accompanying Notice of Grant of Stock Option (“Notice”) and the 2005 Equity Compensation Plan of Acxiom Corporation (the “Plan”) constitute the agreement (“Agreement”) between Acxiom Corporation (the “Company”) and you with regard to the stock options (“Options”) described on the Notice. Capitalized terms not otherwise defined in the Grant Agreement shall have the meanings set forth in the Plan. References in the Grant Agreement to “the Company” shall be deemed to also include its subsidiaries.

1.        Acceptance of Terms. Your acceptance and retention of the Options described in the accompanying Notice shall constitute your acceptance of the terms and conditions set forth in the Agreement, and shall constitute an affirmation that you have read the Notice, the Grant Agreement and the Plan and have agreed to be bound by their terms.

2.         Vesting and Exercise After Termination of Employment. Unless otherwise specified by the Compensation Committee of the Board of Directors, options will vest only while you remain an associate of the Company, and they may be exercised only while you remain an associate of the Company and during the three months immediately following your separation from the Company.

3.	Forfeiture of Option Gain and Unexercised Options for Engaging in Certain Activities.

(a)        If, at any time during your employment or within one year after termination of your employment you engage in any activity which competes with any activity of the Company, or if you engage in any of the prohibited activities listed below, then

(i)        any unexpired, unpaid or unexercised Options granted to you under the Agreement shall be canceled,

(ii)        any option gain (i.e, the product of (x) the number of shares of Company stock realized from an exercise of the Option and (y) the difference in the closing sale price of the Company’s stock on the date of exercise and the exercise price) (“Option Gain”) realized by you within the three-year period before and the three-year period after your termination date from exercising any Options granted under the Agreement shall be paid by you to the Company, and

(iii)       the Company shall be entitled to set off against the amount of any such Option Gain any amount owed to you by the Company.

The prohibited activities include:

(1)        accepting employment with or serving as a consultant, advisor or in any other capacity to anyone that is in competition with or acting against the interests of the Company;

(2)        disclosing or misusing any confidential information or material concerning the Company;

(3)        any attempt, directly or indirectly, to induce any associate of the Company to be employed or perform services elsewhere;

(4)        any attempt, directly or indirectly, to solicit the trade or business of any current or prospective customer of the Company;

(5)        the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company, relating to the actual or anticipated business, research or development work of the Company, or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent or other intellectual property right;

(6)	participating in a hostile takeover attempt against the Company;

(7)        a material violation of Company policy, including, without limitation, the Company's insider trading policies; or

(8)        conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

The purpose of this Section 3 is to ensure that the interests of the Company’s shareholders are aligned with and not competitive with or in conflict with the interests of the Company.

(b)        Upon exercise, payment or delivery pursuant to exercise of an Option, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Section 3.

(c)        You may be released from your obligations under this Section 3 only if the Compensation Committee, or its authorized designee(s), determines in its discretion that to do so is in the best interests of the Company.

4.         Stock Option Transferability. The Options are transferable only as specifically allowed by the Plan.

5.         Deferred Delivery of Stock. Prior to your exercise of an Option, you may elect to defer the delivery of the stock to which you would be otherwise be entitled following your exercise, if you timely agree in writing to the terms of the Company’s then current stock deferral election form, and if you meet and comply with the conditions and rules of the Compensation Committee then in effect with respect to such deferrals. The conditions, rules and procedures under which you may exercise this deferral right, and the terms and provisions of the stock deferral election form, are subject to such administrative policies as the Compensation Committee may adopt from time to time, and any such policies or determinations of the Compensation Committee shall be final.

6.           Nonstatutory Stock Options. The Options have been designated by the Compensation Committee as nonstatutory stock options; they do not qualify as incentive stock options.

7.           Taxes. The Company is not required to issue shares of stock upon your exercise of the Options unless you first pay the amount requested by the Company to satisfy any liability it may have to withhold federal, state, or local income or other taxes relating to the exercise.

8.           Amendments. All amendments to the Agreement shall be in writing; provided that the Agreement is subject to the power of the Board to amend the Plan as provided therein, except that no such amendment to the Plan shall adversely affect your rights under the Agreement without your consent.

9.           Notices. Any notice to be given under the Agreement to the Company shall be addressed to the Company in care of its stock option administrator. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices.

10.         Severability. If any part of the Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of the Agreement not

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declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

11.         Applicable Law. The Agreement shall be governed by the laws (excluding the conflict of laws rules) of the State of Delaware.

12.         Headings. Headings are for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

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